EXHIBIT 99.1

Press Release

Franchise Capital Corporation Announces Close of Acquisition of Aero Exhaust, a World Leader in Automotive Exhaust Technology and NASCAR Performance Partner

Issued Thursday October 4, 7:23 pm ET

Satisfaction of Major Debt Obligation Is Completed and Shares Are Returned for Cancellation

MURRIETA, CA--(MARKET WIRE)--Oct. 4, 2007--Franchise Capital Corporation (Other OTC: FCCN) today announced the close of its acquisition of Aero Exhaust, Inc., a world leader in performance exhaust airflow technology and NASCAR Performance Partner. Franchise Capital and Aero Exhaust have effected the exchange of shares necessary to close the acquisition.

As a part of the close of the acquisition, Franchise Capital has also announced that the balance of the debenture owed to Golden Gate Investors as part of a debt obligation that dated back to June 2004 has been satisfied, and the escrow account set up as part of the settlement has been closed.

With the entire debenture redeemed, approximately 400,000,000 shares of restricted common stock that remained in escrow are being returned to the company’s treasury for cancellation.

Details of the satisfaction of the debenture and close of escrow will be included in an upcoming Current Report on Form 8-K filed with the Securities and Exchange Commission. The Form 8-K is expected to be filed by October 11, 2007.

The definitive agreement between Franchise Capital and Aero Exhaust was executed in January 2007, and at that time, Franchise Capital announced that it expected to exchange up to 95% of its total issued and outstanding capital stock in exchange for all of Aero Exhaust’s issued and outstanding shares. Franchise Capital provided $1.9 million in financing in the form of a commercial loan to Aero as part of the transaction. The value of the loan and any accrued interest were converted into Aero Exhaust common stock as part of the share exchange, which increased the percentage of the public company’s issued and outstanding common stock retained by Franchise Capital shareholders. The final number of shares exchanged, including the additional percentage retained by Franchise Capital shareholders, will be included in the upcoming Form 8-K filing.

“We are extremely pleased to report the successful close of Franchise Capital’s acquisition of Aero Exhaust, completing a process that was initiated over 9 months ago,” commented chief executive officer Steven R. Peacock. “It was our expectation when Aero Exhaust was first identified as the acquisition target for Franchise Capital that the close would be a highly anticipated event in our shareholder community, and we are confident that the close will be greeted with enthusiasm by Franchise Capital stockholders.

“Although the details of the share exchange, including the additional percentage of the issued and outstanding common stock retained by Franchise Capital stockholders, will be disclosed next week in the 8-K filing, I do believe that we have secured a percentage of the public company that will position our current shareholders to benefit from the long-term growth of Aero Exhaust.

“We are also pleased to announce the payoff of the debt obligation entered into by previous management and that approximately 400 million shares of common stock are being returned to the company’s treasury for cancellation. Payoff of this debt was an essential element of the clean up of Franchise Capital to make it the appropriate public vehicle for Aero Exhaust.

“We expect there to be frequent updates on the transition process over the next several days, including an introduction of the management team that will lead the company from this point forward. We believe that this new management team is as committed as we have been to consistent and substantive communication with shareholders, and we expect them to provide as much information as possible to keep the public markets informed during this transition period and into the future as Aero moves forward as a public company,” Mr. Peacock added.

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About Aero Exhaust:
Aero Exhaust is a world leader in performance exhaust airflow technology, manufacturing and distributing the most technologically advanced muffler on the market. Its product lines are built to the highest industry standards and offer the consumer a lifetime warranty. Aero Exhaust has been issued U.S. and Australian patents on its innovations and development in the exhaust industry, and its mufflers are available worldwide through major retailers, mass merchant centers, automotive aftermarket supply stores and wholesalers. Aero Exhaust mufflers are an exclusive National Association for Stock Car Auto Racing (NASCAR) Performance product and carry the prestigious NASCAR brand on product, packaging and related media. NASCAR legend Rusty Wallace is the official spokesperson for Aero Exhaust products. Additional information on Aero Exhaust’s products, race team, and motorsports ventures can be found on its corporate website, www.aeroexhaust.com.

Safe Harbor Statement: The statements in this release that relate to future plans, expectations, events, performance and the like are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Actual results or events could differ materially from those described in the forward-looking statements due to a variety of factors, including the lack of funding, inability to complete required SEC filings, and others set forth in the Company’s report on Form 10-K/A for fiscal year 2006 filed with the Securities and

Exchange Commission.

CONTACT:
Gemini Financial Communications, Inc.
A. Beyer, 951-677-8073
investors@franchisecapitalcorp.net